Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

LIFECELL REPORTS PRELIMINARY FOURTH QUARTER 2007 REVENUES
AND PROVIDES 2008 FINANCIAL GUIDANCE

BRANCHBURG, NJ, January 7, 2008 -- LifeCell Corporation (NASDAQ: LIFC) today reported preliminary unaudited revenues for the fourth quarter and year ended December 31, 2007 and provided financial guidance for 2008.  Paul Thomas, President and Chief Executive Officer, and Steven Sobieski, Chief Financial Officer, will host a conference call today at 10:00 a.m. Eastern time to discuss 2007 preliminary revenues and expected financial performance for 2008.

2007 Preliminary Product Revenues

Preliminary product revenues for the fourth quarter were $52.6 million, up 34% compared to $39.3 million reported for the same period in 2006.  The increase in product revenue was primarily due to a significant increase in demand for the Company’s flagship reconstructive surgical product, AlloDerm®Regenerative Tissue Matrix, which increased 38% to $46.9 million in the current quarter compared to $33.9 million in the fourth quarter of 2006.  Orthopedic product revenues, which include GraftJacket® and AlloCraft®DBM, increased 15% to $3.2 million in the quarter from $2.8 million in the fourth quarter of 2006.  GraftJacket® represented $2.7 million of orthopedic product revenues in the quarter compared to $2.3 million in the prior year quarter.  Repliform® revenues were $1.9 million in the fourth quarter of 2007 compared to $2.1 million in the same quarter of 2006.

Preliminary product revenues for full-year 2007 were $190.5 million, up 35% compared to $140.6 million in 2006.   AlloDerm® product revenues increased 40% to $167.1 million compared to $119.4 million in 2006.  Orthopedic product revenues increased 27% to $12.3 million in the year from $9.7 million in 2006.  GraftJacket® represented $10.4 million of orthopedic product revenues in the year compared to $8.0 million in the prior year.  Repliform® revenues were $7.8 million compared to $8.1 million in 2006.

The Company anticipates full-year 2007 diluted net income per share to be in the previously announced  range of $0.80 to $0.82.  The Company has not completed the preparation of its financial statements for 2007 and additional details with respect to 2007 results of operations are not yet available.  The Company plans to release fourth quarter and full year 2007 actual results after the completion of its annual audit.

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2008 Financial Outlook

The Company is projecting product revenues for 2008 in the range of $233.0 million to $243.0 million, which represents expected annualized growth between 22% and 28% compared with preliminary 2007 product revenues of $190.5 million.  The Company expects its product revenue mix in 2008 to be approximately 90% reconstructive, 7% orthopedic and 3% urogynecology.  The Company is projecting 2008 operating income in the range of $57.0 million to $62.0 million, with diluted net income per share projected to be in the range of $0.98 to $1.06.

Paul Thomas, President and CEO, commented, “Our top priorities continue to be driving revenue growth, making strategic investments in research and product development and delivering solid operating results.”

Conference Call

As previously announced, the Company will host a conference call today at 10:00 a.m. Eastern time to provide financial analysts the opportunity to ask questions necessary to develop financial models.  The call is open to the public via telephone and the internet.  The dial-in number for the call is (888) 211-7292/domestic or (913) 981-4902/international.  A simultaneous webcast of the call will be available via LifeCell’s website at www.lifecell.com Corporate Information – Investor Relations.  The call will be archived on the Company’s website for at least 90 days.

A recording of the call will be available through January 12, 2008.  The dial-in number to listen to the recording is (888) 203-1112 or (719) 457-0820.  The replay access code is 8968654.

About LifeCell

LifeCell develops and markets innovative biologically-based products in the emerging field of regenerative medicine for use in reconstructive, orthopedic and urogynecologic surgical procedures.  LifeCell’s current marketed products include: ALLODERM® regenerative tissue matrix, for plastic reconstructive, general surgical, burn and periodontal procedures; CYMETRA® (Micronized AlloDerm®), a particulate form of ALLODERM® suitable for injection; GRAFTJACKET® regenerative tissue matrix, for orthopedic applications and lower extremity wounds; ALLOCRAFT®DBM,  for bone grafting procedures; and REPLIFORM® tissue regeneration matrix for urogynecologic surgical procedures.  The Company’s research and development initiatives include programs designed to extend the use of its current marketed regenerative tissue matrix products into new surgical applications as well as expanding its product line in the rapidly growing biosurgery market.  LifeCell maintains a website at www.lifecell.com.

Forward-looking Statements

The 2007 financial results contained in this news release are subject to finalization in connection with the preparation of our Annual Report on Form 10-K for the year ended December 31, 2007.  This release also contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, such as our preliminary 2007 product revenues and guidance for 2007 and 2008 financial operating results.  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  All statements other than statements of historical fact are statements that could be forward-

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looking statements.  These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the failure to maintain or increase revenues from the sale of our AlloDerm products; the failure to comply with government regulations, including the FDA; claims for damages by third-parties, including product liability claims; our dependence on a limited number of sources for human cadaveric tissue; negative publicity about the use of donated human tissue in medical procedures; our ability to increase market penetration of our current products and to develop and commercialize new products; changes in third party reimbursement practices; the failure of third party sales representatives and distributors to adequately promote, market and sell our products; our inability to protect our intellectual property; the effects of competition; and the other factors listed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006 and our other filings with the Securities and Exchange Commission.  We assume no obligation to update the information contained in this news release.

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